      EXHIBIT L-1

SUMMARY OF APPLICABLE ACCOUNTING RULES

Excerpt from Accounting Research Bulletin No. 51,
“Consolidated Financial Statements”, paragraph 2
(as amended by FASB Statement No. 94)

2.	The usual condition for a controlling financial interest is ownership of a majority voting interest, and therefore, as a general rule ownership by one company, directly or indirectly, of over fifty percent of the outstanding voting shares of another company is a condition pointing toward consolidation. However, there are exceptions to this general rule. A majority-owned subsidiary shall not be consolidated if control does not rest with the majority owner (as, for instance, if the subsidiary is in legal reorganization or in bankruptcy ....) [emphasis added]

Excerpts from Accounting Principles Board Opinion No. 18,
“The Equity Method of Accounting for Investments in Common Stock”, paragraphs 12 and 19
(as amended by FASB Statement No. 94)

12.	The equity method tends to be the most appropriate is an investment enables the investor to influence the operating or financial decisions of the investee. The investor then has a degree of responsibility for the return on its investment, and it is appropriate to include the results of operations of the investor its share of the earnings or losses of the investee. Influence tends to be more effective as the investor’s percent of ownership in the voting stock of the investee increases. Investments of relatively small percentages of voting stock of an investee tend to be passive in nature and enable the investor to have little or no influence on the operations of the investee. [emphasis added]

19i. An investor’s share of losses of an investee may equal or exceed the carrying amount of an investment accounted for by the equity method plus advances made by the investor. The investor ordinarily should discontinue applying the equity method when the investment (and net advances) is reduced to zero and should not provide for additional losses unless the investor has guaranteed obligations of the investee or is otherwise committed to provide further financial support for the investee... [emphasis added]